Exhibit 99.1



                                                      105 Carnegie Center
                                                      Princeton, NJ 08540

Contact:
         Barak Bar-Cohen, RCN Public Relations, 609-919-8144
         Jim Downing, RCN Investor Relations, 609-734-3718

Restructuring Information:  www.rcntomorrow.com

              RCN Continues Financial Restructuring Negotiations;
              Extends Forbearance Agreements with Senior Lenders and Members of Noteholders' Committee Through June 1, 2004

PRINCETON, N.J., May 17, 2004 - RCN Corporation (OTC Bulletin Board: RCNC) announced today that the negotiations with its senior secured lenders (the "Lenders"), members of an ad hoc committee of holders of its Senior Notes (the "Noteholders' Committee") and others on a consensual financial restructuring of its balance sheet are continuing. In connection with the continuing negotiations, RCN, the Lenders and certain members of the Noteholders' Committee have agreed to extend expiration of their previously announced forbearance agreements until 11:59 p.m. on June 1, 2004. RCN remains hopeful that the continuing negotiations will lead to agreement on a consensual financial restructuring plan in the near term, although there is no assurance this will occur.

Under the extended forbearance agreements, the Lenders and certain members of the Noteholders' Committee have agreed not to declare any Events of Default, which they would be entitled but not required to do, under RCN's senior credit facilities or RCN's senior notes, respectively, as a result of RCN not making an interest payment on its 10 1/8% Senior Notes due 2010, its 9.8% Senior Discount Notes due 2008, its 10% Senior Notes due 2007, and its 11 1/8 % Senior Discount Notes due 2007 (collectively the "Senior Notes") and certain other defaults.

Any acceleration of amounts due under RCN's senior credit facilities or any of the Senior Notes would, due to cross default provisions in RCN's indentures governing its other senior notes, entitle, but not require, the holders of other senior notes to declare RCN's other senior notes immediately due and payable if they so choose. Holders of any of the Senior Notes that are not members of the Noteholders' Committee or who have not entered into the extended forbearance agreement are not subject to the terms of the forbearance agreements. If acceleration of RCN's senior credit facilities and Senior Notes were to occur, RCN would not, based on current and expected liquidity, have sufficient cash to pay the amounts that would be payable.

RCN's objective is to reach agreement on a consensual financial restructuring plan during the current forbearance period. However, if financial restructuring negotiations were to proceed beyond that period, or were to end, RCN would need additional forbearance, waiver and/or amendment agreements to support its continuing operations. In addition,

RCN Continues Financial Restructuring Negotiations - continued

in the absence of an agreement on a consensual financial restructuring upon expiration of the forbearance agreements, the Lenders and members of the Noteholders' Committee who hold any of the Senior Notes would be entitled, but not required, to declare RCN's senior credit facilities and the outstanding Senior Notes, respectively, immediately due and payable.

RCN expects any financial restructuring to be implemented through a reorganization under Chapter 11, Title 11 of the United States Code. Since financial restructuring negotiations are ongoing, the treatment of existing creditor and stockholder interests in RCN is uncertain at this time. However, the restructuring as currently contemplated will likely result in a conversion of a substantial portion of RCN's outstanding Senior Notes into equity and an extremely significant, if not complete, dilution of current equity. Accordingly, the value of the RCN's securities is highly speculative. RCN urges that appropriate caution be exercised with respect to existing and future investments in any of its debt obligations or its Common Stock. As previously announced, RCN's Common Stock became eligible for quotation on the OTC Bulletin Board under the symbol RCNC on May 12, 2004.

Although RCN is actively pursuing discussions towards a final agreement on a consensual financial restructuring, there can be no assurance that such an agreement will ultimately be reached, that RCN would be able to obtain further extensions of its forbearance agreements with the Lenders and members of the Noteholders' Committee or that holders of any of the Senior Notes that are not parties to the extended forbearance agreement will not declare an Event of Default under the Senior Notes (which would terminate the forbearance agreement with the Lenders), or seek other remedies available under applicable law or the terms of any of the Senior Notes, prior to such time. RCN will continue to apply substantial effort and resources to reaching a formal agreement on a consensual financial restructuring while also continuing to evaluate the best alternatives for RCN under current circumstances and as discussions and events unfold.

For additional information about the restructuring process, please visit www.rcntomorrow.com.

About RCN Corporation
RCN Corporation (OTC Bulletin Board: RCNC - News) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN provides service in the Boston, New York, Eastern Pennsylvania, Chicago, San Francisco and Los Angeles metropolitan markets. RCN also holds a 50% LLC membership interest in Starpower, which serves the Washington, D.C. metropolitan area.

Where You Can Find More Information
We, as a reporting company, are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, which was filed on March 30, 2004, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy


RCN Continues Financial Restructuring Negotiations - continued

statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practical after we have electronically filed such material with, or furnished it to, the SEC. Since September 30, 2003, all reports pursuant to the Exchange Act that we have filed with, or furnished to, the SEC have been timely posted on our website. The address of that website is www.rcn.com/investor/secfilings.php.

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

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